                                                                  EXHIBIT (a)(1)


                                 NETEGRITY, INC.

         Offer to Exchange Outstanding Options Which Were Granted Under
                       the Netegrity, Inc. 1994 Stock Plan
             the Netegrity, Inc. 1997 Stock Option Plan, as Amended
                  the Netegrity, Inc. 2000 Stock Incentive Plan
          the Netegrity, Inc. 2001 Interim General Stock Incentive Plan
          the Netegrity 2002 Employee Retention General Incentive Plan
              the Netegrity, Inc. 2002 General Stock Incentive Plan
                            (the "Offer to Exchange")

The offer and withdrawal rights of this Offer to Exchange expire at 12:00 midnight, Eastern Daylight Time, on September 23, 2002, unless this offer is extended.

Through the Employee Value Program, Netegrity, Inc. is offering eligible employees the opportunity to exchange all of the options outstanding under the Netegrity, Inc. 1994 Stock Plan; the Netegrity, Inc. 1997 Stock Option Plan, as amended; the Netegrity, Inc. 2000 Stock Incentive Plan; the Netegrity, Inc. 2001 Interim General Stock Incentive Plan; the Netegrity, Inc. 2002 Employee Retention General Incentive Plan; and the Netegrity, Inc. 2002 General Stock Incentive Plan to purchase shares of Netegrity common stock currently held by them for new options that we intend to grant under the plans from which the respective tendered options were granted. We are making this offer upon the terms and conditions described in this Offer to Exchange, the related cover letter from Barry Bycoff dated August 23, 2002, the Election Forms, and the Notice to Change Election from Accept to Reject. Together, these documents constitute the "offer" of the Employee Value Program.

                               SUMMARY TERM SHEET

The following is a summary of the material terms of the offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying cover letter from Barry Bycoff dated August 23, 2002 because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange and the other documents. We have included references to the relevant sections in this Offer to Exchange where you can find a more complete description of the topics in this summary.

- Offer. Netegrity is offering you the opportunity to exchange all outstanding options to purchase shares of our common stock that are currently held by you for new options.

- Tender. If you wish to participate in the offer, you must tender to Netegrity those options that you wish to exchange. You may tender options for all or some of the outstanding, unexercised shares subject to an individual option grant.

- Eligible Employee. Eligible employees are all employees of Netegrity or one of its subsidiaries, including executive officers who are employed on August 23, 2002, on the date the offer expires and on the dates the new options are granted. The members of the Board of Directors of Netegrity, Inc. who are not otherwise employed by Netegrity are not eligible to participate in this offer.

- Eligible Options. Eligible options are all currently outstanding options to purchase shares of common stock that are held by current employees of Netegrity.

- Offer to Exchange Eligible Options for New Options. We will grant new options to those eligible employees who elect to participate in this offer, subject to the terms and conditions explained in this Offer to Exchange. The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares underlying the options tendered by the eligible employee and accepted for exchange, as adjusted for any stock splits, stock dividends and similar events, except that options held by Barry Bycoff and Deepak Taneja having an exercise price of $36.09 can be exchanged for new options only on the basis of two old options for one new option. All tendered options accepted by us through this offer will be cancelled as promptly as practicable after 12:00 midnight Eastern Daylight Time on the date this offer ends. The offer is currently scheduled to expire on September 23, 2002 (the "Expiration Date"), and we expect to cancel options on or about September 24, 2002, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received after February 22, 2002 and prior to the Cancellation Date that have a lower exercise price than the eligible options which you elect to cancel.

- Eligibility Requirements for New Options. To be entitled to a grant of new options, you must be continuously and actively employed by Netegrity or one of its subsidiaries from the date you tender eligible options for exchange to the date of grant of the new options.

- Grant Dates of New Options. We expect to grant 50% of the new options on or about March 25, 2003 to eligible employees who are actively employed on that date. We expect to grant the remaining 50% of the new options on or about April 25, 2003 to eligible employees who are actively employed on that date. However, if the Expiration Date of the offer is extended by us, the grant dates for the new options will also be extended.

- Material Terms of New Options. With the exception of those options with an exercise price equal to $36.09 tendered by Barry Bycoff and Deepak Taneja which will be exchanged at a ratio of one share underlying a new option for each two shares underlying such tendered options, the number of shares underlying the new options will equal the number of shares underlying the cancelled eligible options. The exercise price of the new options will be equal to 100% of the market price of one of our shares of common stock on the applicable grant date, determined in accordance with the terms of the plans from which the respective tendered options were granted. Netegrity intends to grant the new options under the plans from which the respective tendered options were granted. Each new option granted will vest as follows:

                                                       Amount of New Options
                  Employee Hire Date                   Vested on Grant Date
                  During 1999 or earlier                        40%
                  During 2000                                   33%
                  During 2001 or 2002                           20%

         Employees hired by DataChannel prior to its acquisition by Netegrity will be considered hired by Netegrity in 2001. The remaining unvested portion of each new option will vest in equal quarterly increments over three years, with the first vesting date being three months after the first grant date of the new options.

- Eligible Employees Who Die after the Expiration Date of the Offer and prior to the Grant Date of a New Option. You must be alive on the grant date of a new option in order to receive the option to be issued to you on that grant date.

-        Effect of Change of Control Between Cancellation Date and Grant Dates.
         If Netegrity merges with or is acquired by another entity between the Cancellation Date and the grant dates, the handling of options will be subject to negotiation as part of the merger transaction and there can be no assurance as to whether new options will be granted. You should be aware that these types of transactions could have substantial effects on Netegrity's share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, if new options were granted, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if Netegrity's shares were acquired in a cash merger, the fair market value of Netegrity shares, and hence the price at which the new options might be granted, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of Netegrity for stock, tendering option holders might receive options to purchase shares of a different issuer. Finally, if Netegrity is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate the employment of some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the new option is granted means that you will not receive the new option, nor will you receive any other consideration for the options that were cancelled.

- Eligible Employees who Resign or Receive a Notice of Involuntary Termination after the Expiration Date of the Offer and prior to the Grant Dates. If, after the Expiration Date of the offer and prior to the first grant date, you resign or you receive a notice of involuntary termination from Netegrity or one of its subsidiaries, you will not receive a grant of new options or any consideration or payment for any of your tendered and cancelled eligible options. If, after the first grant date and prior to the second grant date, you resign or you receive a notice of involuntary termination from Netegrity or one of its subsidiaries, you will not receive a grant of new options or any consideration or payment for the remaining 50% of your tendered and cancelled eligible options.

- Effect on Eligible Options Which Are Not Tendered. If you choose not to tender some or all of your eligible options for exchange or if we do not accept some or all of the tendered eligible options for exchange or, if having tendered, you withdraw your tendered eligible options prior to the Expiration Date, those eligible options will remain outstanding and retain their current exercise prices and current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer.

- Conditions To The Offer. This offer is subject to conditions which we describe in Section 6 of this Offer to Exchange. The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary.

- Recent Trading Price for Our Shares of common stock. Shares of Netegrity common stock are traded on the Nasdaq National Market under the symbol "NETE." On August 22, 2002, the closing price of our common stock reported on the Nasdaq National Market was $2.01 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

- No Recommendation. Although our Board of Directors has approved the making of this offer, neither our Board of Directors nor we can make any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender your eligible options.

- How to Obtain More Information. You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange or the election form to Melissa Kraus at mkraus@netegrity.com, telephone number (781) 663-7353.


                                    IMPORTANT


- How To Participate To Accept The Offer. To participate and accept the Offer to Exchange your eligible options for new options, you must be an eligible employee. If you wish to tender your eligible options for exchange, you must deliver the election form, properly completed and signed, to Melissa Kraus by hand at 52 Second Avenue, Waltham, MA 02451 or by facsimile at fax number (561) 264-8517.

- Withdrawal of Election. To withdraw tendered eligible options, you must deliver to Melissa Kraus via facsimile at fax number (561) 264-8517 or by hand at 52 Second Avenue, Waltham, MA 02451 a signed Notice to Change Election From Accept to Reject with the required information while you still have the right to withdraw the tendered eligible options.

- Deadline for Election To Participate Or To Withdraw a Previous Election; Expiration Date. Your election form and any other notice, such as the Notice to Change Election from Accept to Reject, must be received by us before 12:00 midnight, Eastern Daylight Time, on September 23, 2002, unless this offer is extended. If we extend the offer beyond that time, you may tender your eligible options or withdraw a previous election to tender eligible options so long as we receive your election form or notice before the extended expiration of this offer.

- Offer Subject To Legal Requirements of Jurisdictions. We are not making this offer to, nor will we accept any tender of eligible options from or on behalf of, eligible employees in any country in which the offer or the acceptance of any tender of eligible options would not be in compliance with the laws of that country. However, we may, at our discretion, take any actions necessary for us to make this offer to eligible employees in any country.

- We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER TO EXCHANGE OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                                                          Page
QUESTIONS AND ANSWERS..................................................................................     1

INTRODUCTION...........................................................................................     7

THE OFFER..............................................................................................     8

1.    Number of Options; Expiration Date...............................................................     8

2.    Purpose of This Offer............................................................................     8

3.    Procedures for Tendering Options.................................................................     9

4.    Withdrawal Rights and Change of Election.........................................................     10

5.    Acceptance of Options for Exchange and Issuance of New Options...................................     11

6.    Conditions of This Offer.........................................................................     11

7.    Price Range of Shares Underlying the Options.....................................................     12

8.    Source and Amount of Consideration; Terms of New Options.........................................     13

9.    Information Concerning Netegrity; Selected Financial Data........................................     17

10.   Interests of Directors and Officers; Transactions and Arrangements Concerning the Options
      and Our Common Shares............................................................................     23

11.   Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer............     23

12.   Legal Matters; Regulatory Approvals..............................................................     23

13.   Material U.S. Federal Income Tax Consequences....................................................     24

14.   Extension of Offer; Termination; Amendment.......................................................     26

15.   Fees and Expenses................................................................................     27

16.   Additional Information...........................................................................     27

17.   Miscellaneous....................................................................................     28

SCHEDULE A   Information Concerning the Directors
             and Executive Officers of Netegrity, Inc..................................................     A-1

                              QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying cover letter from Barry Bycoff dated August 23, 2002, the Election Form, and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying cover letter from Barry Bycoff dated August 23, 2002, the Election Form, and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1.   What is the Employee Value Program?

Our Employee Value Program allows you to return outstanding options that were granted to you under our plans in exchange for new options that will be granted on two separate dates as follows: (i) 50% on or about six months and one day after the eligible options are cancelled and (ii) 50% on or about seven months and one day after eligible options are cancelled. The exercise price of the new options will be the market price of the company's common stock on the date a new option is granted as determined in accordance with the plan under which the new option is granted.

2. Who is eligible to participate?

All employees, who hold outstanding options under one of our plans and are employed by our company or one of its subsidiaries on August 23, 2002, are eligible to participate. In order to receive a new option, you must remain an employee as of the Expiration Date and as of each grant date. We anticipate that the new options will be granted on or about March 25, 2003 and on or about April 25, 2003. (Page 7)

3. Why are we making this offer?

We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this Offer to Exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we believe we will maximize shareholder value by creating better performance incentives, and thus increasing retention, of our employees. (Page
9)

4. What are the conditions to this offer?

The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary. The conditions of this offer are described in Section 6 of this Offer to Exchange. (Page 11)

5. If you tender eligible options in this offer, are there any eligibility requirements that you must satisfy after the Expiration Date of this offer to receive the new options?

To receive a grant of new options through this offer and under the terms of the plans, you must be employed by Netegrity or one of its subsidiaries as of the date the offer expires and as of the date the new options are granted.

As discussed below, subject to the terms of this offer, we do not intend to grant (i) the first 50% of new options until on or about the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange and (ii) the remaining 50% of the new options until on or about the first business day that is at least seven months and one day after the date we cancel the eligible options accepted for exchange. Therefore, we expect to grant 50% of the new options on or about March 25, 2003 and to grant the remaining 50% of the new options on or about April 25, 2003. If, for any reason, you do not remain an employee of Netegrity or one of its subsidiaries through the first grant date, you will not receive any new options or other consideration in exchange for your tendered eligible options that have been accepted for exchange. If, for any reason, you do not remain an employee of Netegrity or one of its subsidiaries through the second grant date, you will not receive any new options or other consideration in exchange for the remaining 50% of your tendered eligible options that have been accepted for exchange. (Page 11)

6. If you tender eligible options in this offer, how many new options will you receive in exchange for your eligible options?

If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the eligible options you tender, as adjusted for any stock splits, stock dividends and similar events, except that options with an exercise price of $36.09 held by Barry Bycoff and Deepak Taneja will be exchanged at a rate of one share underlying a new option for each two shares underlying such tendered options. We intend to grant the new options under the plans from which the respective tendered options were granted, as determined by the Board of Directors in its sole discretion, unless prevented by law, applicable regulations or NASDAQ listing requirements. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 11)

7. If you tender options in this offer, when will you receive your new options?

We do not intend to grant the new options until (i) on or about the first business day that is at least six months and one day after we cancel the eligible options accepted for exchange in the case of the first 50% of the new options and (ii) on or about the first business day that is at least seven months and one day after we cancel the eligible options accepted for exchange in the case of the remaining new options. Our Board of Directors will select the actual grant dates by action which will be taken at a meeting or by written consent on or about (i) six months and one day after we cancel the eligible options accepted for exchange and (ii) on or about seven months and one day after we cancel the eligible options accepted for exchange. The need for action by the Board of Directors will not significantly delay the grant of the new options. If we cancel accepted eligible options on or about September 24, 2002, which is the scheduled cancellation date of the eligible options, we expect that the first 50% of the new options will not be granted until on or about March 25, 2003 and that the remaining 50% will not be granted until on or about April 25, 2003. You must be an employee on the date we are granting the new options in order to be eligible to receive them.
(Page 11)

8. If you tender eligible options in this offer, why will you not receive new options immediately after the Expiration Date of this offer?

If we were to grant the new options on any date that is earlier than six months and one day after the Cancellation Date, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited, or terminated. The higher the trading value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

9. If you tender eligible options in this offer, will you be eligible to receive other option grants before you receive your new options?

No. It is Netegrity's current intent that participants will not receive any grants during the six months after the Cancellation Date. We may defer, until after the second grant date, the grant of any other options for which you may otherwise be eligible before the second grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of this offer. However, if you are no longer employed at Netegrity or one of its subsidiaries on the second grant date, you will not receive any of the deferred options.

10. If you tender eligible options in this offer, will you be required to give up all of your rights to the cancelled options?

Yes. Once we have accepted eligible options tendered by you, those eligible options will be cancelled and you will no longer have any rights under those options.

11. If you tender eligible options in this offer, what will be the exercise price of the new options?

The exercise price per share of a new option will be 100% of the fair market value of our common stock on the grant date of such new option, as determined in accordance with the plan under which the new option will be granted. Accordingly, we cannot predict the exercise price of the new options. Because we do not intend to grant any new options until on or about the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. You should bear in mind that the market price of our stock has been volatile in the past and may continue to be volatile. During the approximate (i) six months and one day and (ii) seven months and one day periods prior to the issuance of the new options, the market price of our stock may be affected by many factors, including general economic conditions both domestic and foreign, our own operating performance, strategic initiatives such as acquisitions and joint ventures which we might undertake and announcements of new products, services, technological innovations or distribution partners by us or our competitors. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your eligible options. (Page 15)

12. If you tender eligible options in this offer, when will the new options vest?

Each new option granted will vest in accordance with the length of time you have been an employee of Netegrity. Accordingly, each new option granted will vest as follows:


                                                 Amount of New Options
                  Employee Hire Date             Vested on Grant Date
                  During 1999 or earlier                  40%
                  During 2000                             33%
                  During 2001 or 2002                     20%

Employees hired by DataChannel prior to its acquisition by Netegrity will be considered hired by Netegrity in 2001.

The remaining unvested portion of each new option will vest in equal quarterly increments over three years with the first vesting date being three months after the first grant date of the new options.

13.  What if we enter into a merger or other similar transaction?

If we merge with or are acquired by another entity between the Cancellation Date and the grant dates, the handling of options will be subject to negotiation as part of the merger transaction and there can be no assurance as to whether new options will be granted. You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, if new options were granted, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which the new options might be granted, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. Finally, if we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate the employment of some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the new option is granted means that you will not receive the new option, nor will you receive any other consideration for the options that were cancelled.

14. If you tender eligible options in this offer, are there circumstances where you would not be granted new options?

Yes. Even if we accept your tendered eligible options, we do not intend to grant new options to you if we are prohibited from doing so by applicable law or regulations. We will use reasonable efforts to avoid a prohibition, but you will not be granted a new option so long as any prohibition is applicable. If you are no longer an employee on the first grant date, you will not receive any new options. If you are no longer an employee on the second grant date, you will not receive new options for the remaining 50% of your tendered cancelled eligible options. (Page 11)

15. If you choose to tender an eligible option, might you have to tender other eligible options?

Yes, if you decide to tender any of your eligible options, then you must tender all of the options that you received after February 22, 2002 and prior to the Cancellation Date that have a lower exercise price than the eligible option that you elect to tender. For example, if you received an option grant in February 2001 at an exercise price of $57 per share and an option grant in March 2002 at an exercise price of $15 per share and you want to tender your February 2001 option grant, you would also be required to tender your March 2002 option grant because it has a lower exercise price and was granted after February 22, 2002.

16. If you tender eligible options in this offer, what happens to options that you choose not to tender or that are not accepted for exchange?

Nothing. Any options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until they are exercised or expire in accordance with their terms.

17. If you choose not to tender your eligible options for exchange, what do you have to do?

Nothing. You do not have to file or deliver any forms or letters if you choose to keep your eligible options and not participate in the offer.

18. If you tender eligible options in this offer will you have to pay taxes if you exchange your eligible options in this offer?

If you exchange your current eligible options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering eligible options through this offer. (Page 24)

19. If you tender eligible options in this offer that are incentive stock options, will your new options be incentive stock options?

If your tendered options were incentive stock options, your new replacement options will be incentive stock options, to the maximum extent they qualify as incentive stock options under the tax laws on the grant date.

  For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. You should note that based on the exercise price and the vesting schedule of the new options, the new options might exceed the limit for incentive stock options. (Page 24)

20. If you tender eligible options in this offer, when will your new options expire?

Options granted under the 1994 Stock Plan and the 1997 Stock Option Plan have a term of ten years. Options granted under the 2000 Stock Incentive Plan, the 2001 Interim General Stock Incentive Plan, the 2002 Employee Retention General Incentive Plan and the 2002 General Stock Incentive Plan have a term of seven years or earlier if your employment with Netegrity terminates. Since we intend to grant new options from the plans from which the respective tendered options were granted, the option terms of your new option grants should be the same as the term of your tendered option grants.

21. When does this offer expire? Can this offer be extended and, if so, how will you be notified if it is extended?

The offer is expected to expire on September 23, 2002, at 12:00 midnight, Eastern Daylight Time, unless we extend it. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration of this offer period. (Page 8)

22.  How do you tender your eligible options?

If you decide to tender your eligible options, you must deliver, before 12:00 midnight, Eastern Daylight Time, on September 23, 2002 (or such later date and time as we may extend the expiration of this offer), a properly completed and executed Election Form and any other documents required by the Election Form to Melissa Kraus via facsimile at fax number (561) 264-8517 or by hand delivery at 52 Second Avenue, Waltham, MA 02451. This is a one-time offer and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept all properly tendered options promptly after the expiration date of this offer.

23. During what period of time may you withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before this offer expires at 12:00 midnight, Eastern Daylight Time, on September 23, 2002. If we extend this offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of this offer. You may withdraw your tendered options at any time after October 21, 2002 if we have not yet cancelled the tendered options. To withdraw tendered eligible options, you must deliver to Melissa Kraus via facsimile at fax number (561) 264-8517 or by hand at 52 Second Avenue, Waltham, MA 02451 a signed Notice to Change Election From Accept to Reject with the required information while you still have the right to withdraw the tendered eligible options. Once you have withdrawn eligible options, you may re-tender eligible options only by again following the delivery procedures described above. (Page 10)

24. Can you change your election regarding particular tendered eligible options?

Yes, you may change your election regarding particular tendered eligible options at any time before this offer expires at 12:00 midnight, Eastern Daylight Time, on September 23, 2002. If we extend this offer beyond that time, you may change your election regarding particular tendered eligible options at any time until the extended expiration of this offer. In order to change your election, you must deliver to Melissa Kraus via facsimile at fax number (561) 264-8517 or hand delivery at 52 Second Avenue, Waltham, MA 02451 a new Election Form that includes the information regarding your new election and is clearly dated after your original Election Form.

25.  What do the Board of Directors and we think of this offer?

Although our Board of Directors has approved this offer, neither our Board of Directors nor we makes any recommendation as to whether you should tender your eligible options or should not tender your eligible options. You must make your own decision whether or not to tender eligible options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor.

26.  Whom can you talk to if you have questions about this offer?

For additional information or assistance, you should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange or the Election Form to Melissa Kraus at mkraus@netegrity.com, telephone number (781) 663-7353.

                             ECONOMIC RISKS OF OFFER

If you participate in this offer, you will not receive any new option grants until on or about March 25, 2003 at the earliest.

If the stock price increases after the date your tendered eligible options are cancelled, your cancelled options might have been worth more than the new options that you will receive in exchange for them. You should bear in mind that the market price of our stock has been volatile in the past and may continue to be volatile. During the (i) approximate six months and one day period prior to the first grant date, and (ii) approximate seven months and one day period prior to the second grant date, the market price of our stock may be affected by many factors, including general economic conditions both domestic and foreign, our own operating performance, strategic initiatives such as acquisitions and joint ventures which we might undertake and announcements of new products, services, technological innovations or distribution partners by us or our competitors. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your eligible options.

         If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you will receive in exchange for them. These types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options.

         In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a successor to our company, where the exercise price of the new options would be equal to the fair market value of such acquirer's stock on the applicable new option grant date. The first grant date, expected to be on or about March 25, 2003, will be at least six months and one day after the cancellation of the tendered options. The second grant date, expected to be on or about April 25, 2003, will be at least seven months and one day after the cancellation of the tendered options. Option holders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the plan they are granted under and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those option holders who opted not to participate in this offer and who instead retained their original options. If your employment terminates prior to the grant of a new option, you will receive neither a new option nor the return of your cancelled option.

Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason (including the following specific examples) prior to the grant of a new option, you will have the benefit of neither the cancelled option nor a new option. If your employment terminates as part of a reduction-in-force prior to the grant of a new option, you will receive neither a new option nor the return of your cancelled option. If your employment terminates as a result of an acquisition or merger of Netegrity prior to the grant of a new option, you will receive neither a new option nor the return of your cancelled option. If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before a new option is granted means that you will not receive the new option, nor will you receive any other consideration for the options that were cancelled.

                                  INTRODUCTION

Netegrity is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Netegrity common stock for new options. We are making this offer upon the terms and conditions described in this Offer to Exchange, the related cover letter from Barry Bycoff dated August 23, 2002, the Election Form, and the Notice to Change Election from Accept to Reject.

The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange, except that options held by Barry Bycoff and Deepak Taneja having an exercise price of $36.09 can be exchanged for new options only on the basis of two old options for one new option. Subject to the terms and conditions of this offer, we intend to grant the first 50% of the new options on or about the first business day that is at least six months and one day after the Cancellation Date and the remaining 50% of the new options on or about the first business day that is at least seven months and one day after the Cancellation Date. You may tender options for all or some of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through this offer will be cancelled as promptly as practicable after 12:00 midnight Eastern Daylight Time on the date this offer ends. The offer is currently scheduled to expire on September 23, 2002 and we expect to cancel the tendered options on or about September 24, 2002, or as soon as possible thereafter. If you tender any option grant for exchange, you will be required to also tender all option grants that you received after February 22, 2002 and prior to the Cancellation Date that have a lower exercise price than the eligible options which you elect to cancel.

The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary. The offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

You are eligible to participate in this offer if you are an employee, including an executive officer of Netegrity or one of its subsidiaries who holds options. Directors who are not otherwise employees of Netegrity are not eligible to participate. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the dates on which the new options are granted.

If you tender options for exchange as described in this offer, and we accept your tendered options, then, subject to the terms of this offer and as determined by the Board of Directors in its sole discretion, we intend to grant you new options under the plans from which the respective tendered options were granted. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined in accordance with the terms of the plans under which the new options will be granted.

Each new option granted will vest as follows:


                                                 Amount of New Options
                  Employee Hire Date             Vested on Grant Date
                  During 1999 or earlier                  40%
                  During 2000                             33%
                  During 2001 or 2002                     20%

Employees hired by DataChannel prior to its acquisition by Netegrity will be considered hired by Netegrity in 2001.

The remaining unvested portion of each new option will vest in equal quarterly increments over three years with the first vesting date being three months after the first grant date of the new options.




As of August 23, 2002, options to purchase 7,353,763 of our shares were issued and outstanding, of which options to purchase 7,083,636 of our shares, constituting 96%, were held by eligible employees.

                                    THE OFFER

1. Number of Options; Expiration Date

Subject to the terms and conditions of this offer, we will exchange outstanding, unexercised options, held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 4 before the Expiration Date of the offer, in return for new options. We will accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or some of the shares subject to each of your eligible options. If you tender any option grant for exchange, you will be required to also tender all option grants that you received after February 22, 2002 and prior to the Cancellation Date that have a lower exercise price than the eligible options which you elect to cancel.

If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events, except that options having an exercise price of $36.09 held by Barry Bycoff and Deepak Taneja can be exchanged only at a ratio of two old options for one new option. Netegrity intends to grant you new options under the plans under which the respective tendered options were granted. If you do not remain an employee of Netegrity or its subsidiaries, for any reason, through the first grant date, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. If you do not remain an employee of Netegrity or one of its subsidiaries, for any reason, through the second grant date, you will not receive any new options or other consideration in exchange for the remaining 50% of your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, (i) prior to the first grant date, you will not receive anything for the options that you tendered and we cancelled or (ii) prior to the second grant date, you will not receive anything for the remaining 50% of the options you tendered and we cancelled.

The Expiration Date will be 12:00 midnight, Eastern Daylight Time, on September 23, 2002, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which this offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate, and amend this offer.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

         - we increase or decrease the amount of consideration offered for the options;

         - we decrease the number of options eligible to be tendered in this offer; or

         - we increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent, or given in the manner specified in Section 14, we will extend this offer so that this offer is open at least ten business days following the publication, sending, or giving of notice. We will also notify you of any other material change in the information contained in this Offer to Exchange. For purposes of this offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2. Purpose of This Offer

         We issued the options outstanding to:

         - provide our eligible employees with additional incentive and to promote the success of our business, and

         - encourage our eligible employees to continue their employment with us.

One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees what some may deem a valuable incentive to stay with Netegrity. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we believe we will maximize shareholder value by creating better performance incentives, and thus increasing retention, of our employees. Because we do not intend to grant (i) the first 50% of the new options until at least six months and one day after the date we cancel the options accepted for exchange and (ii) the remaining 50% of the new options until at least seven months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options. Because we intend to grant new options on two separate dates one month apart, some of the new options may have a higher exercise price than others.

From time to time we engage in strategic transactions with business partners, customers, and other third parties. We may engage in transactions in the future with these or other companies that could significantly change our structure, ownership, organization, management, or the make-up of our Board of Directors, any of which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the dates we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you may have elected to tender. As outlined in Section 8, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the grant dates, determined in accordance with the terms of the plans under which the new options are granted. You will be at risk of any increase in our share price before the grant dates for these or any other reasons.

Neither our Board of Directors nor we makes any recommendation as to whether you should tender or should not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

3. Procedures for Tendering Options

a.       Proper Tender of Options

To validly tender your options through this offer, you must, in accordance with the terms of the Election Form, properly complete, execute, and deliver the Election Form to Melissa Kraus via facsimile at fax number (561) 264-8517 or by hand at 52 Second Avenue, Waltham, MA 02451, along with any other required documents. Melissa Kraus must receive all of the required documents before the Expiration Date. The delivery of all documents, including Election Forms, any Notices, and any other required documents, is at your risk.

b. Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

c.                Our Acceptance Constitutes an Agreement

Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance for exchange of your options tendered by you through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept, promptly after the expiration of this offer, all properly tendered options that have not been validly withdrawn.

4. Withdrawal Rights and Change of Election

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 4.

You may withdraw your tendered options at any time before 12:00 midnight, Eastern Daylight Time, on September 23, 2002. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. You may withdraw your tendered options at any time after October 21, 2002 if we have not yet cancelled the tendered options.

To validly withdraw tendered options, you must deliver to Melissa Kraus via facsimile at fax number (561) 264-8517 or by hand at 52 Second Avenue, Waltham, MA 02451, in accordance with the procedures listed in Section 3 above, a signed and dated Notice to Change Election From Accept to Reject with the required information while you still have the right to withdraw the tendered options.

To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Melissa Kraus via facsimile at fax number
(561) 264-8517 or by hand in accordance with the procedures listed in Section 3 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

-        the name of the option holder who tendered the options;

-        the grant date of all options to be tendered;

-        the number of shares underlying the options;

-        the exercise price per share of all options to be tendered; and

-        the number of option shares to be cancelled.

Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement(s) evidencing such option(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal and any options you withdraw will thereafter be deemed not properly tendered for purposes of this offer unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

5. Acceptance of Options for Exchange and Issuance of New Options

Upon the terms and conditions of this offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be on or about September 24, 2002, and we anticipate that you will be granted (i) 50% of your new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange and (ii) the remaining 50% of your new options on or about the first business day that is at least seven months and one day after the date we cancel the options accepted for exchange. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by September 23, 2002, the scheduled expiration date of this offer, and accepted for exchange and cancelled on or about September 24, 2002, we anticipate that you will be granted 50% of your new options on or about March 25, 2003 and the remaining 50% of your new options on or about April 25, 2003. If we accept and cancel options properly tendered for exchange after September 24, 2002, we anticipate that the periods in which the new options will be granted will be similarly delayed.

If we accept options you tender in this offer, we anticipate that we will defer any grant to you of other options for which you may be eligible until after the second grant date. We anticipate that we will defer the grant to you of these other options in order to avoid incurring compensation charges against our earnings as a result of accounting rules that could apply to these other option grants as a result of this offer.

Your new options will entitle you to purchase the number of shares that is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends, and similar events, except that options held by Barry Bycoff and Deepak Taneja having an exercise price of $36.09 can be exchanged for new options only on the basis of two old options for one new option. If you are not an employee of Netegrity or its subsidiaries for any reason through the first grant date, you will not receive any new options or other consideration in exchange for your tendered options that were cancelled pursuant to this offer. If you are not an employee of Netegrity or one of its subsidiaries for any reason through the second grant date, you will not receive any new options or other consideration in exchange for the remaining 50% of your tendered options that were cancelled pursuant to this offer.

We will accept partial tenders of your eligible option grants. You may tender the remaining portion of an option that you have partially exercised. You may also retain in part and cancel in part any option. If you tender any option grant for exchange, you will be required to also tender all option grants that you received after February 22, 2002 and prior to the Cancellation Date that have a lower exercise price than the eligible options which you elect to cancel.

After receipt of your Election Form or your Notice to Change Election From Accept to Reject, Melissa Kraus will e-mail you a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept, promptly after the expiration of this offer, all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a notice, which may be sent by e-mail, indicating the number of shares subject to the options that we have accepted for exchange and cancelled, and, subject to the terms and conditions of this offer, the corresponding number of shares that will be subject to the new options and the periods during which we anticipate that the new options should be granted.

6. Conditions of This Offer

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after August 23, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options tendered for exchange:

         - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory, or administrative agency or authority that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered options pursuant to this offer, or the issuance of new options, or otherwise relates in any manner to this offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations, or prospects or materially impair the contemplated benefits of this offer to Netegrity.

         - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to this offer or Netegrity by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  - make the acceptance for exchange, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this offer or otherwise relate in any manner to this offer.

                  - delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options.

                  - materially impair the contemplated benefits of this offer to Netegrity.

                  - materially and adversely affect Netegrity's business, condition, income, operations, or prospects or materially impair the contemplated benefits of this offer to Netegrity.

         - there shall have occurred any change, development, clarification, or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with this offer for financial reporting purposes.

         - a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Netegrity, shall have been proposed, announced, or made by another person or entity or shall have been publicly disclosed.

         - any change or changes shall have occurred in Netegrity's business, condition, assets, income, operations, prospects, or stock ownership that, in our reasonable judgment, is or may be material to Netegrity or may materially impair the contemplated benefits of this offer to Netegrity.

The conditions to this offer are for Netegrity's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any of those rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7. Price Range of Shares Underlying the Options

The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "NETE." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market:

2002                                          High                       Low
Quarter Ended March 31, 2002...........       $19.50                     $11.90
Quarter Ended June 30, 2002............       $13.70                     $5.24

2001
Quarter Ended March 31, 2001...........       $65.63                     $22.97
Quarter Ended June 30, 2001............       $41.13                     $15.75
Quarter Ended September 30, 2001.......       $32.88                     $8.57
Quarter Ended December 31, 2001........       $20.79                     $8.20

2000
Quarter Ended March 31, 2000...........       $62.00                     $30.04
Quarter Ended June 30, 2000............       $50.21                     $18.00
Quarter Ended September 30, 2000.......       $72.50                     $49.21
Quarter Ended December 31, 2000........       $79.38                     $40.00

As of August 22, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $2.01 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

8. Source and Amount of Consideration; Terms of New Options

a.                Consideration

We will issue new options to purchase shares of common stock, as determined by our Board of Directors in its sole discretion, in exchange for the outstanding options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar events, except that options held by Barry Bycoff and Deepak Taneja having an exercise price of $36.09 can be exchanged for new options only on the basis of two old options for one new option. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer, we will grant new options to purchase a total of 6,783,636 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 20% of the total shares of our common stock outstanding as of August 23, 2002.

b.                Terms of New Options

We intend to grant the new options under the plans from which the respective tendered options were granted, as determined by our Board of Directors in its sole discretion. A new option agreement will be entered into between Netegrity and each eligible option holder who has tendered options in this offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we do not intend to grant (i) the first 50% of the new options until at least six months and one day after the date we cancel the options accepted in exchange and (ii) the remaining 50% of the new options until at least seven months and one day after the date we cancel the options accepted for exchange, some or all of the new options may have a higher exercise price than some or all of the options which you tendered and were cancelled. Because we intend to grant the new options on two separate grant dates, some new options may have a higher exercise price than others. The following description summarizes the material terms of Netegrity's stock option plans and the options granted under each of the plans.

                  (1) 1994 Stock Plan

The maximum number of shares available for issuance through the exercise of options granted under our 1994 Stock Plan is 2,719,500. Our 1994 Stock Plan permits the granting of stock awards, incentive stock options, and non-qualified stock options.

                  (2) 1997 Stock Option Plan

The maximum number of shares available for issuance through the exercise of options granted under our 1997 Stock Option Plan is 3,750,000. Our 1997 Stock Option Plan permits the granting of incentive stock options and non-qualified stock options.

                  (3) 2000 Stock Incentive Plan

The maximum number of shares available for issuance through the exercise of options granted under our 2000 Stock Incentive Plan is 5,300,000. Our 2000 Stock Incentive Plan permits the granting of incentive stock options and non-qualified stock options.

                  (4) 2001 Interim General Stock Incentive Plan

The maximum number of shares available for issuance through the exercise of options granted under our 2001 Interim General Stock Incentive Plan is 600,000. Our 2001 Interim General Stock Incentive Plan permits the granting of non-qualified stock options.

                  (5) 2002 Employee Retention General Incentive Plan

The maximum number of shares available for issuance through the exercise of options granted under our 2002 Employee Retention General Incentive Plan is 263,000. Our 2002 Employee Retention General Incentive Plan permits the granting of non-qualified stock options.

                  (6) 2002 General Stock Incentive Plan

The maximum number of shares available for issuance through the exercise of options granted under our 2002 General Stock Incentive Plan is 350,000. The 2002 General Stock Incentive Plan permits the granting of non-qualified stock options.

                  (7) Administration

The plans are administered by the Board of Directors or a compensation committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option, and the exercisability of the options.

                  (8) Term

Options granted under the 1994 Stock Plan and the 1997 Stock Option Plan have a term of ten years. Options granted under the 2000 Stock Incentive Plan, the 2001 Interim General Stock Incentive Plan, the 2002 Employee Retention General Incentive Plan, the 2002 General Stock Incentive Plan have a term of seven years. Incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Netegrity or an affiliate company have a term of no more than five years.

                  (9) Termination

Except as your option agreement and the applicable option plan otherwise provide, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination. Generally, option agreements granted under the 1994 Stock Plan and the 1997 Stock Option Plan provide that the option granted to an optionee whose employment ceases will terminate ninety days after the date the optionee ceases to be an employee of Netegrity or one of its subsidiaries. The 2000 Stock Incentive Plan, 2001 Interim General Stock Incentive Plan, the 2002 Employee Retention General Incentive Plan, and the 2002 General Stock Incentive Plan provide that an option granted to an optionee who ceases to be an employee of Netegrity or one of its subsidiaries will terminate on the 90th calendar day after the date the optionee ceases to be an employee; provided, however, that if the employee is terminated for cause or because the employee is in breach of any employment agreement, the option will terminate immediately. Except as your option agreement and the applicable option plan otherwise provide, in the event that the termination of your employment is by reason of disability, you may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement. Generally, option agreements granted under the 1994 Stock Plan and the 1997 Stock Option Plan provide that, in the event the optionee becomes permanently disabled, such options will terminate on the 180th day from the disability. The 2000 Stock Incentive Plan, the 2001 Interim General Stock Incentive, Plan the 2002 Employee Retention General Incentive Plan, and the 2002 General Stock Incentive Plan provide that, in the event the optionee becomes permanently disabled, such options will terminate on the last day of the 12th month from the date the optionee ceases to be an employee, or on the date on which the option expires by its terms, whichever occurs first. Except as your agreement and the plan otherwise provide, in the event that the termination of your employment is by reason of death, your executors, administrators, legatees, or distributees of your estate may exercise all options held by you at the date of your employment termination as permitted by your option agreement. Generally, option agreements granted under the 1994 Stock Plan and the 1997 Stock Option Plan provide that, if the optionee dies, such options will terminate on the 180th day from the date of death. The 2000 Stock Incentive Plan, the 2001 Interim General Stock Incentive Plan, the 2002 Employee Retention General Incentive Plan, and the 2002 General Stock Incentive Plan provide that, if the employee dies, such options will terminate on the last day of the 12th month from the date of death.

The termination of your option under the circumstances specified in this Section will result in the termination of your interests in our stock option plans. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below under the caption "Adjustments Upon Certain Events."

                  (10) Exercise Price

The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the grant date, determined in accordance with the terms of the plans from which the new options will be granted.

However, the exercise price may not be less than 110% of the fair market value of the company's common stock at the time the option is granted for options intended to qualify as incentive stock options that are granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Netegrity or an affiliate company.

                  (11) Vesting and Exercise

Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator.

Each new option granted will vest as follows:

                                                        Amount of New Options
                  Employee Hire Date                    Vested on Grant Date
                  During 1999 or earlier                         40%
                  During 2000                                    33%
                  During 2001 or 2002                            20%

Employees hired by DataChannel prior to its acquisition by Netegrity will be considered hired by Netegrity in 2001.

The remaining unvested portion of each new option will vest in equal quarterly increments over three years with the first vesting date being three months after the first grant date of the new options.

                  (12) Payment of Exercise Price

You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

         -        cash;

         -        check;

         - in the case of plans other than the 1994 Stock Plan, shares of Netegrity common stock having a fair market value equal in amount to the exercise price of the options being exercised; or

         - any combination of the above methods, provided, however, that payment of the exercise price by delivery of shares of Netegrity common stock owned by such an optionee may be made only if such payment does not result in adverse consequences to Netegrity for financial accounting purposes, as determined by Netegrity management. Shares tendered by the optionee as payment of exercise price must meet the holding period requirements of at least six months. Shares that meet the holding period requirements are commonly referred to as mature shares.

                  (13) Adjustments Upon Certain Events

If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend, or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options may be assumed, cancelled in exchange for cash or property, or replaced with new options of the successor corporation.

In the event there is a liquidation or dissolution of Netegrity, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the acceleration of the exercisability of any option.

                  (14)     Termination of Employment

If you are not an employee of Netegrity, for any reason, from the date you tender options through the first grant date, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. If you are not an employee of Netegrity, for any reason, from the date you tender options through the second grant date, you will not receive any new options or any other consideration in exchange for the remaining 50% of your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before (i) the first grant date, you will not receive anything for the options that you tendered and we cancelled and (ii) the second grant date, you will not receive anything for the remaining 50% of the options that you tendered and we cancelled.

                  (15)     Transferability of Options

Generally, new options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution.

c.                U.S. Federal Income Tax Consequences

You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

Our statements in this offer to exchange concerning our option plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our option plans, and the forms of option agreement under the plans. Please contact Melissa Kraus at (561) 264-8517 to receive a copy of our option plans, and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

9.       Information Concerning Netegrity; Selected Financial Data

         Netegrity is a leading access, identity and portal management company for companies seeking to optimize on-line business relationships. Netegrity delivers a single, secure, and personalized point of entry to the enterprise and a single point of administration for enterprise-wide Web-based services. Netegrity's application infrastructure is designed to accommodate the most heterogeneous of computing environments.

         As of June 30, 2002, we had over 600 customers many of whom are the leaders in their respective industries. We sell our products through a direct sales force and through our distribution partners. Currently, we directly market our SiteMinder software, Delegated Management Services software and PortalMinder software and services domestically through a field sales organization supported by inside sales representatives. We also indirectly market through strategic partnerships and other third-party relationships with vendors of Internet-related systems and application software as well as through resellers and systems integrators. As of June 30, 2002, our sales, marketing and customer support organizations consisted of 224 individuals (including 20 from the DataChannel, Inc. acquisition).

         On December 14, 2001, the Company acquired, for aggregate consideration of $70.2 million, all of the outstanding stock of DataChannel, Inc., a Washington corporation (DataChannel) whereupon DataChannel, a leading provider of enterprise portal solutions, became a wholly owned subsidiary of the Company.

The financial information included in our annual report on Form 10-K for the year ended December 31, 2001 (the "10-K") and the financial information included in our quarterly reports on Forms 10-Q for the quarters ended March 31, 2002 and June 30, 2002 (the "10-Q's") are incorporated herein by reference. The 10-K and the 10-Q's are being provided to you with this offer to exchange. See "Additional Information" beginning on Page 27 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

SELECTED FINANCIAL DATA

The selected financial data set forth below should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, filed with the Commission, all of which are incorporated herein by reference. Copies of the 10-K and the 10-Q's are being provided with this offer to exchange.

                                                                          YEARS ENDED DECEMBER 31,
                                                                          ------------------------
                                                      1997           1998           1999           2000           2001
                                                  --------       --------       --------       --------       --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
Software licenses                                 $    237       $  1,483       $  7,527       $ 37,688       $ 55,314
Services                                                12            468          2,211         12,693         27,634
Other                                                4,484          2,840          3,008          3,655          3,633
                                                  --------       --------       --------       --------       --------

Total revenues                                       4,733          4,791         12,746         54,036         86,581
Cost of revenues:
Cost of software licenses                               47            203            631          2,549          2,084
Cost of services                                        --            110          1,227          7,415         13,548
Cost of other                                        2,423          1,451          1,620          2,169          2,221
                                                  --------       --------       --------       --------       --------

Total cost of revenues                               2,470          1,764          3,478         12,133         17,853
                                                  --------       --------       --------       --------       --------

Gross profit                                         2,263          3,027          9,268         41,903         68,728
Selling, general and administrative
expenses                                             5,509          6,630         16,294         36,094         51,989
Research and development expenses                    1,028          1,991          3,744          9,103         15,791
Acquired in-process research and
development                                             --             --             --             --          3,000
Non-recurring expenses                                  --             --             --             --            529
                                                  --------       --------       --------       --------       --------

Loss from operations                                (4,274)        (5,594)       (10,770)        (3,294)        (2,581)
Other income, net                                      203            130            824          6,103          4,831
Share of loss from investment in Encotone,
Inc.                                                  (132)            --             --             --             --
Write off of investment in Encotone LTD             (1,049)            --             --             --             --
                                                  --------       --------       --------       --------       --------
Income (loss) before provision for income
taxes                                               (5,252)        (5,464)        (9,946)         2,809          2,250
Provision for income taxes                              --             --             --             75            607
                                                  --------       --------       --------       --------       --------
Net income (loss)                                   (5,252)        (5,464)        (9,946)         2,734          1,643
Recognition of beneficial conversion feature
and accretion of preferred stock                        --          2,784            413             --             --
                                                  --------       --------       --------       --------       --------
Net income (loss) attributable to common
stockholders                                      $ (5,252)      $ (8,248)      $(10,359)      $  2,734       $  1,643
                                                  ========       ========       ========       ========       ========

Earnings per share:
Basic                                             $  (0.38)      $  (0.59)      $  (0.59)      $   0.09       $   0.05
Diluted                                           $  (0.38)      $  (0.59)      $  (0.59)      $   0.08       $   0.05
                                                  ========       ========       ========       ========       ========

Weighted average shares outstanding:
Basic                                               13,919         14,043         17,472         29,010         31,076
Diluted                                             13,919         14,043         17,472         33,407         32,936

                                                                                  DECEMBER 31,
                                                                                  ------------
                                                     1997             1998            1999            2000            2001
                                                    ------          -------         --------        --------        --------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents                           $2,134          $ 1,175         $102,879        $115,747        $ 26,332
Marketable securities                                   --               --               --              --          82,734
Working capital                                          9               47          104,435         112,330          92,485
Goodwill                                                --               --               --              --          57,262
Other intangible assets, net                            --               --               --              --          10,846
Total assets                                         4,849            4,225          110,970         138,379         206,179
Total stockholders' equity (deficit)                 1,016           (3,492)         106,434         117,899         176,141
Book value per common share (1)                                                                                     $   5.21


(1) Calculated as total stockholders' equity at December 31, 2001 divided by total shares outstanding at December 31, 2001.

                                 NETEGRITY, INC.

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 FOR THE THREE MONTHS
                                                                     ENDED JUNE 30,
                                                              ---------------------------
                                                                2001                2002
                                                              -------            --------
Revenues:
  Software licenses ....................................      $16,054            $  7,669
  Services .............................................        8,498               7,493
  Other ................................................          793                 646
                                                              -------            --------
     Total revenues ....................................       25,345              15,808
                                                              -------            --------
Cost of Revenues:
  Cost of software licenses ............................          482               1,326
  Cost of services .....................................        4,352               3,566
  Cost of other ........................................          447                 388
                                                              -------            --------
     Total cost of revenues ............................        5,281               5,280
                                                              -------            --------
Gross profit ...........................................       20,064              10,528
Selling, general and administrative expenses ...........       13,893              14,038
Research and development costs .........................        4,053               6,478
Restructuring expenses .................................           --                 689
                                                              -------            --------
Income (loss) from operations ..........................        2,118             (10,677)
Other income, net ......................................        1,275                 724
                                                              -------            --------
Income (loss) before provision for income taxes ........        3,393              (9,953)
Provision for income taxes .............................          292                   0
                                                              -------            --------
Net income (loss) ......................................      $ 3,101            $ (9,953)
                                                              =======            ========

Net income (loss) per share attributable to common
stockholders:
     Basic .............................................      $  0.10            $  (0.29)
     Diluted ...........................................      $  0.09            $  (0.29)
Weighted average shares outstanding:
     Basic .............................................       30,914              34,001
     Diluted ...........................................       32,962              34,001

                                 NETEGRITY, INC.

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 FOR THE SIX MONTHS
                                                                    ENDED JUNE 30,
                                                                2001               2002
                                                              -------            --------
Revenues:
  Software licenses ..............................            $34,826            $ 21,286
  Services .......................................             14,940              15,071
  Other ..........................................              1,864               1,421
                                                              -------            --------
     Total revenues ..............................             51,630              37,778
                                                              -------            --------
Cost of Revenues:
  Cost of software licenses ......................              1,367               2,798
  Cost of services ...............................              8,482               7,432
  Cost of other ..................................              1,148                 841
                                                              -------            --------
     Total cost of revenues ......................             10,997              11,071
                                                              -------            --------
Gross profit .....................................             40,633              26,707
Selling, general and administrative expenses .....             28,342              27,528
Research and development costs ...................              8,008              12,536
Restructuring expenses ...........................                 --                 689
                                                              -------            --------
Income (loss) from operations ....................              4,283             (14,046)
Other income, net ................................              2,774               1,380
                                                              -------            --------
Income (loss) before provision for income taxes ..              7,057             (12,666)
Provision for income taxes .......................                607                  40
                                                              -------            --------
Net income (loss) ................................            $ 6,450            $(12,706)
                                                              =======            ========

Net income (loss) per share attributable to common
stockholders:
     Basic .......................................            $  0.21            $  (0.37)
     Diluted .....................................            $  0.19            $  (0.37)
Weighted average shares outstanding:
     Basic .......................................             30,670              33,938
     Diluted .....................................             33,124              33,938


                                                    JUNE 30,
                                                    --------
                                            2001                2002
                                          --------            --------
BALANCE SHEET DATA
Cash and cash equivalents                 $112,333            $ 19,698
Marketable securities                       10,640              76,550
Working capital                            111,950              76,891
Goodwill                                        --              57,374
Other Intangible assets, net                    --               9,014
Total assets                               154,332             188,920
Total stockholders' equity                 130,702             163,736
Book value per common share(1)            $   4.20            $   4.82

(1) Calculated as total stockholders' equity at June 30, 2001 and 2002, respectively, divided by total shares outstanding at June 30, 2001 and 2002, respectively.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options and our Common Shares

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of August 23, 2002, our directors and executive officers (12 persons) as a group beneficially owned options outstanding under our 1994 Stock Plan to purchase a total of 1,256,513 of our shares, which represented 100% of the shares subject to all options outstanding under that plan as of that date. As of August 23, 2002, directors and executive officers as a group beneficially owned options outstanding under our 1997 Stock Option Plan to purchase a total of 400,788 of our shares, which represented 36% of the shares subject to all options outstanding under that plan as of that date. As of August 23, 2002 directors and executive officers as a group beneficially owned options outstanding under our 2000 Stock Incentive Plan to purchase a total of 1,597,063 of our shares, which represented 38% of the shares subject to all options outstanding under that plan as of that date. As of August 23, 2002, our directors and executive officers as a group did not beneficially own options under our 2001 Interim General Stock Incentive Plan, our 2002 Employee Retention General Incentive Plan or our 2002 General Stock Incentive Plan. As of August 23, 2002 directors and executive officers, as a group beneficially owned options outstanding under all of our plans to purchase a total of 3,327,428 of our shares, which represented approximately 46% of the shares subject to all options outstanding under the plans as of that date. Options to purchase our shares owned by directors who are not otherwise employees of the Company are not eligible to be tendered in this offer. Please see our definitive proxy statement for our 2002 Annual Meeting of Shareholders, filed with the SEC on April 11, 2002, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of February 28, 2002.

There have been no transactions in options to purchase our shares or in our shares which were effected during the sixty days prior to August 23, 2002, by Netegrity or, to our knowledge, by any executive officer, director, or affiliate of Netegrity, except that on July 1, 2002, Barry Bycoff and Thomas Palka exercised stock options to acquire 73,950 and 56,500 shares, respectively, of Netegrity common stock at exercise prices of $0.67 and $1.29 per share, respectively; and on July 2, 2002, Deepak Taneja exercised stock options to acquire 10,200 and 25,500 shares of Netegrity Common Stock at $2.09 and $1.29 per share, respectively, and Ralph Wagner exercised stock options to acquire 6,562 shares of Netegrity common stock at an exercise price of $1.46 per share. There have been no grants of options to purchase our shares of common stock during the sixty days prior to August 23, 2002, by Netegrity to any executive officer or director, except that on July 8, 2002, options to purchase 100,000 shares and 50,000 shares of Netegrity's common stock were granted at an exercise price of $2.20 per share to Thomas Palka and Betsy Atkins, respectively.

11. Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer

Each option we acquire through this offer will be cancelled and the shares subject to that option will be returned to the pool of shares available for grants of new options under the plan pursuant to which the option was originally granted. To the extent these shares are not reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by this offer because:

         - we do not intend to grant any new options until a business day that is at least six months and one day after the date that we cancel options tendered and accepted for exchange; and

         - the exercise price of all new options will equal the market value of the shares of common stock on the dates we grant the new options.

12.      Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 6.

We do not intend to grant the new options if we are prohibited by any applicable law, NASDAQ listing requirement or regulation from doing so. We are unaware of any such prohibition at this time and we will use reasonable efforts to effect the grant, but if the grant is prohibited we do not intend to grant any new options and you will not receive any other consideration for the options you tendered.

13.      Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in this offer. This discussion is based upon the Internal Revenue Code of 1986, as amended, and the final and temporary Treasury Regulations promulgated under it, published administrative positions of the Internal Revenue Service ("IRS"), and reported judicial decisions, all as now existing and currently applicable, and any or all of which could be changed, possibly on a retroactive basis, at any time.

This summary is provided for general information only, is not intended as tax advice to any person, is not a comprehensive description of all of the tax consequences that may be relevant to option holders, and is not intended to be applicable in all respects to all categories of option holders. In particular, this summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it address any consequences arising under the laws of any state, locality or foreign jurisdiction.

If you exchange your outstanding incentive and/or non-qualified stock options for new options, we believe that the exchange will be treated as a non-taxable exchange and that you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that, at the grant date of the new options, you will also not be required to recognize income for federal income tax purposes. More specific information relevant to the holders of incentive stock options and to the holders of non-qualified stock options is provided below in this Section 13.

EACH OPTION HOLDER IS URGED TO CONSULT WITH THE HOLDER'S OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER IN LIGHT OF THE HOLDER'S OWN PARTICULAR CIRCUMSTANCES.


                  a.       INCENTIVE STOCK OPTIONS

If you elect to exchange your incentive stock options pursuant to this offer and your options are accepted for exchange, we believe that you will not be subject to any current federal income tax on the exchange and any new options granted to you will qualify as incentive stock options only to the maximum extent they qualify under applicable law. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. You should note that based on the exercise price and the vesting schedule of the new options, the new options might exceed the limit for incentive stock options. To the extent we are unable to grant all of your new options as incentive stock options, you will receive non-qualified stock options, which are discussed below in this Section 13.

We do not believe that this offer will change any of the terms of your incentive stock options if you do not accept the offer. However, if you choose not to accept this offer, it is possible that the IRS would assert that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the option holding period, discussed below, required to qualify for favorable federal income tax treatment and/or cause a portion of your incentive stock options to be treated as non-qualified stock options.

Under current law, you will not realize taxable income when incentive stock options are granted to you. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount by which the aggregate fair market value of the shares you purchase under the option, generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option.

When you sell Netegrity common stock that you acquire by exercising an incentive stock option, the tax consequences of the sale will depend on whether the disposition is a "qualifying" or a "disqualifying" disposition. A qualifying disposition is one made (i) more than two years after the date the incentive stock option was granted, and (ii) more than one year after the date the incentive stock option was exercised. If you make a qualifying disposition of the Netegrity common stock that you acquired by exercising an incentive stock option, the excess, if any, of the sale price of the stock over the exercise price of the option will be treated as long-term capital gain, taxable to you at the federal long-term capital gain rates in effect at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying" disposition, the excess, if any, of the fair market value, on the date the option was exercised, of the Netegrity common stock acquired by exercise of the option, over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the difference between the fair market value of the Netegrity common stock on the date the option was exercised and the option exercise price, this lesser amount will be taxable ordinary income to you. Any amount in excess of the difference between the fair market value of the Netegrity common stock on the date the option was exercised and the option exercise price will be long-term capital gain or short-term capital gain, depending on whether or not you sold the common stock more than one year after you exercised the option.

If you deliver shares of Netegrity common stock to pay for part or all of the exercise price of an incentive stock option, you will be treated as having received in a nontaxable exchange an equivalent number of shares of Netegrity common stock pursuant to the exercise of the option, unless you acquired the surrendered shares by exercising an incentive stock option and you had not satisfied the special holding period requirement, summarized above, with respect to those shares. The tax basis of the stock exchanged will become the substituted tax basis of an equivalent number of shares of common stock received, which will also be treated as having been held on the date of receipt for the same period of time you held the surrendered shares. However, if you pay for all or part of the exercise price of an incentive stock option by surrendering incentive stock option shares for which the special holding period requirement, summarized above, had not been met, the surrender will be treated as a disqualifying disposition.

If, in a qualifying disposition, you sell any Netegrity common stock you received upon exercising an incentive stock option, we will not be entitled to a federal income tax deduction equal to the gain you realize when you complete that sale. However, if, in a disqualifying disposition, you sell any Netegrity common stock you received upon exercising an incentive stock option, we will be entitled to a federal income tax deduction equal to the amount of compensation income taxable to you.

                  b.       NON-QUALIFIED STOCK OPTIONS

  Under current law, you will not realize taxable income when non-qualified stock options are granted to you. However, when you exercise a non-qualified stock option, the amount by which the fair market value on the date of exercise of the shares subject to the option exceeds the exercise price of the option will be treated as taxable compensation income to you, and you will be subject to withholding of federal and applicable state income and employment taxes on that income at that time. We will be entitled to a federal income tax deduction equal to the amount of compensation income taxable to you if we comply with applicable federal reporting requirements.

If you deliver shares of Netegrity common stock to pay for part or all of the exercise price of a non-qualified stock option, you will be treated as having received in a nontaxable exchange an equivalent number of shares of Netegrity common stock pursuant to the exercise of the option, regardless of whether or not the shares were acquired pursuant to the exercise of an incentive stock option. The tax basis of the shares exchanged will become the substituted tax basis of an equivalent number of shares received, which will also be treated as having been held by you on the date of receipt for the same period of time you held the surrendered shares. In any event, the difference between the aggregate fair market value of the shares received pursuant to the exercise of the option and the aggregate exercise price will be treated as taxable compensation income to you, just as if you had paid the full exercise price in cash.

The subsequent sale of any shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and, unless you used previously owned shares of Netegrity common stock to pay for part or all of the exercise price, the sum of the exercise price paid for the shares plus the ordinary income you recognized with respect to the shares. This capital gain or loss will be treated as long-term capital gain or loss if you held the shares for more than one year following the exercise of the option.

14.      Extension of Offer; Termination; Amendment

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend this offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 6 by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. These rules require that the minimum period during which an offer must remain open following material changes in the terms of this offer or information concerning this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

         - we increase or decrease the amount of consideration offered for the options;

         - we decrease the number of options eligible to be tendered in this offer; or

         - we increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent, or given in the manner specified in this Section 14, we will extend this offer so that this offer is open at least ten business days following the publication, sending, or giving of notice.

For purposes of this offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

15.      Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of options pursuant to this offer to exchange.

16.      Additional Information

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

         - our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 22, 2002;

         - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002;

         - our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 14, 2002; and

         - the description of our Common Stock set forth in our S-18 Registration Statement, filed on September 27, 1988, and amended on October 21, 1988, November 30, 1988 and January 10, 1989, which Registration Statement is incorporated by reference in our Registration Statement on Form 8-A filed with the SEC on November 30, 1988.

These filings, our other annual, quarterly, and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "NETE" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), at no cost by writing to Melissa Kraus at Netegrity, Inc., 52 Second Avenue, Waltham, MA 02451, or telephoning her at
(561) 264-8517.

The information about Netegrity contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you. As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

17.      Miscellaneous

This offer to exchange and our SEC reports referred to above contain forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully. They discuss our future expectations, contain projections of our future results of operations or our financial condition or state other forward-looking information, and may involve known and unknown risks over which we have no control. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. Actual events and results may differ materially from those expressed or forecast in the forward-looking statements due to the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, or for other reasons.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through this offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document, the Cover Letter from Barry Bycoff dated August 23, 2002, the Election Form, and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                 Netegrity, Inc.
                                 August 23, 2002

                                   SCHEDULE A

                      INFORMATION CONCERNING THE DIRECTORS
                    AND EXECUTIVE OFFICERS OF NETEGRITY, INC.

The directors and executive officers of Netegrity, Inc. and their positions and offices as of August 23, 2002, are set forth in the following table:

         Name                            Age              Position
         ----                            ---              --------
         Barry N. Bycoff                 53               Chairman of the Board, President
                                                          and Chief Executive Officer


         Ralph B. Wagner                 68               Director

         Michael L. Mark                 56               Director

         Eric R. Giler                   46               Director

         Paul F. Deninger                43               Director

         Lawrence D. Lenihan, Jr.        37               Director

         Betsy S. Atkins                 47                Director

         Regina O. Sommer                44               Vice President, Chief Financial Officer
                                                          and Treasurer

         James E. Rosen                  48               Vice President of Corporate
                                                          Development

         Deepak Taneja                   42               Vice President and Chief
                                                          Technology Officer

         Thomas M. Palka                 60               Vice President of Worldwide Sales
                                                          and Services

         William C. Bartow               39               Vice President of Product Line
                                                          Management


The address of each director and executive officer is: c/o Netegrity Inc., 52 Second Avenue, Waltham, MA 02451.